FOURTH AMENDMENT

TO THE STONE RIDGE TRUST

SECOND AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FOURTH AMENDMENT, effective as of October 21, 2022, to the Second Amended and Restated Custody Agreement, dated as of September 24, 2020 (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement, to remove the Stone Ridge Bitcoin Strategy Fund as of October 21, 2022, due to liquidation of the fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1.	Effective October 21, 2022, Exhibit A of the Agreement is amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST, on behalf of each of the Funds individually and not jointly	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Leson Lee	By: /s/ Gregory Farley

Name: Leson Lee	Name: Gregory Farley

Title: Assistrant Treasurer	Title: Sr. Vice President

Exhibit A to the Amended and Restated Custody Agreement

Stone Ridge Trust—Effective October 21, 2022

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge U.S. Hedged Equity Fund

Stone Ridge Diversified Alternatives Fund

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